EXHIBIT 10.1

ENGAGEMENT LETTER

June 12, 2006

Mr. David Gartzke
Chairman and CEO
ADESA, Inc.
13085 Hamilton Crossing Boulevard
Carmel, IN  46032

Dear Dave:

Thank you for the opportunity to work with ADESA, Inc. (“ADESA” or the “Company”). This letter agreement (“Agreement”) sets forth the terms of our engagement.

SCOPE OF SERVICES

Timothy Clayton, the sole principal of Emerging Capital, will serve as interim Chief Financial Officer of the Company and will provide consulting services consistent with the duties and responsibilities of the Chief Financial Officer. This includes assisting the Company with the financial reporting process, providing required certifications, financial forecasting, budgeting, performance measurement, strategic planning, internal controls, investor relations, administration assistance and assistance in other areas as desired by the Chairman and Chief Executive Officer of the Company. He will work closely with the senior management team and report to the Chairman and Chief Executive Officer of the Company. It is expected that the fulfillment of the services outlined above will require a substantial amount of effort during this period which has been estimated to be approximately 150 to 200 hours per month. It is understood that Mr. Clayton will be named as an officer of the Company by the Board of Directors and will accordingly be covered under the Company’s Directors and Officers liability insurance policy.

The initial term of the services covered by this Agreement is four months. Such initial term may be extended at the mutual agreement of the parties. At the end of the initial term, the parties may discuss the ongoing needs of ADESA and consider revisions to the terms of this Agreement, if necessary. Either party may terminate this Agreement upon 30 days’ advance written notice; provided, however, that if termination is initiated by the Company before the end of the four month, initial term contemplated by this Agreement, the Company will pay Emerging Capital an amount equal to the product of the period remaining under this Agreement multiplied by the monthly retainer.

Upon termination of this Agreement, Emerging Capital shall deliver to the Company all work product, tangible manifestations of Confidential Information (as defined below) and Company property in it’s or Mr. Clayton’s possession or under it’s or Mr. Clayton’s control.

INDEPENDENT CONTRACTOR/WORKS FOR HIRE

The parties agree that Emerging Capital is an independent contractor and, as such, neither Emerging Capital nor any employee or agent of Emerging Capital shall be deemed an employee of ADESA. As a consequence, ADESA is not responsible for withholding or deducting from its payments to Emerging Capital any sums for federal or state income taxes; social security; medical, dental, worker’s compensation or disability insurance coverage; pension or retirement plans; or the like. Emerging Capital specifically agrees to pay for any and all federal and state taxes and other payments lawfully due in connection with the compensation received pursuant to this Agreement.

During the term of this Agreement, Mr. Clayton agrees to comply with the Company’s internal policies and procedures.

Emerging Capital and Mr. Clayton acknowledge that during the term of this Agreement, Emerging Capital and Mr. Clayton will receive information not generally known to others outside of the Company relating to the Company’s trade secrets, strategies, plans, marketing, sales, finances, operations or other related information (“Confidential Information”) from the Company in connection with this engagement and hereby agree to use the same care and discretion to avoid disclosure, publication or dissemination of any such Confidential Information as used with its/his own similar information, but no less than reasonable care.

Emerging Capital and Mr. Clayton agree not to directly or indirectly, whether alone or jointly with any other person or entity, solicit any employee, customer or agent of the Company to leave the Company’s employ and/or to cease doing business with the Company for any reason.

All documentation, training materials, and other works developed by Emerging Capital or Mr. Clayton under this Agreement, as well as all papers, records and the like prepared or produced by Emerging Capital or Mr. Clayton in the performance of services under this Agreement, shall hereinafter be referred to as “Works.”  All Works shall be the sole and exclusive property of the Company and the Company shall have the right to examine Works at any time.

PROFESSIONAL FEES

The fees for the services outlined in this Agreement will be a $33,500 monthly, non-refundable retainer payable at the beginning of each month. The services contemplated by this Agreement will begin on or about June 15, 2006 and the retainer payment for June, 2006 will be equal to a normal monthly retainer, pro rated for the period engaged during June, 2006. As noted above, if the time incurred or expected to be incurred is inconsistent with this fee level, the parties agree to discuss a modification of these terms for the next engagement period, if any.

In addition, Mr. Clayton will be eligible for and participate in the ADESA annual incentive bonus plan established for the Chief Financial Officer for 2006. The amount to be paid will be equal to the pro rata amount of the annual bonus earned for this position. The pro rata portion will be based on the amount of time that Mr. Clayton serves as the Chief Financial Officer of the Company. It is understood that any amounts payable hereunder related to the 2006 annual incentive bonus may not be calculated or paid until after the end of 2006, which may be after the term of this Agreement.

The fees outlined above are exclusive of reasonable and customary expenses that would be incurred in this process such as travel, meals, lodging, and delivery services.

We will bill the Company at the beginning of each month and expect payment promptly upon receipt.

It is understood that Mr. Clayton will be entitled to vacation time during this engagement. This time would be considered paid time off which would be consistent with the amount of time normally provided to the Chief Financial Officer.

INDEMNIFICATION

ADESA agrees to indemnify and hold Emerging Capital and Mr. Clayton harmless from and against any and all damage, loss, cost, expense, obligation, claim or liability, joint or several, to which Emerging Capital and Mr. Clayton may become subject in connection with the performance of its obligations hereunder, including, without limitation any claim arising under federal or state securities laws, under any other statute, at common law or investigation, and to reimburse Emerging Capital for any reasonable legal or other expenses (including the cost of any investigation and preparation) incurred by Emerging Capital and Mr. Clayton arising out of or in connection with any action or claim in connection therewith, whether or not resulting in liability; provided however that ADESA shall not be liable in any such case to the extent that any such loss, claim, damage or liability is found in a final judgment by a court to have resulted from Emerging Capital’s gross negligence, bad faith or intentional misconduct in performing the services provided for under this Agreement. Emerging Capital and Mr. Clayton shall not be liable for any and all actions of other parties. This indemnification shall survive any termination or expiration of this Agreement.

MISCELLANEOUS

This Agreement sets forth the entire agreement and understanding between ADESA and Emerging Capital as to the subject matter hereof and merges with and supersedes all prior discussions, agreements, and understandings of any kind and every nature between them. This Agreement shall not be changed, modified or amended except in a writing signed by both parties to the Agreement. This Agreement shall be governed in all respects by the laws of the State of Indiana, with giving effect to the principles of conflicts of laws.

We are pleased to enter into this engagement and having Mr. Clayton serve as interim Chief Financial Officer of the Company.

Sincerely,

/s/ Timothy C. Clayton

Timothy C. Clayton
Emerging Capital

Agreed and Accepted this 19th day of June 2006 by:

ADESA, Inc.

By:  /s/ David G. Gartzke
Name:  David G. Gartzke
Title:  Chairman and Chief Executive Officer